EXHIBIT 10.8

DATED 29th November                                              2017

(1) ANTHONY NOLAN

- and -

(2) INMUNE BIO INTERNATIONAL LTD

MATERIAL TRANSFER AND

LICENCE AGREEMENT

THIS MATERIAL TRANSFER AGREEMENT together with its Schedules, the "Agreement" is made on 29 November 2017 , the "Effective Date", between

(1)	ANTHONY NOLAN, a company incorporated in England under the Companies Acts with registered number 2379280 and charity number 803716, and having its registered office at The Royal Free Hospital, Pond Street, Hampstead, London NW3 1QG England ("AN"); and

(2)	INMUNE BIO INTERNATIONAL LTD, a company incorporated in England under the Companies Acts with registered number 10105962 and having its registered office at Kerman & Co LLP (attn.: Simon W. Holden), 200 Strand, London, WC2R 1DJ, England, ("IMB"),

together the "Parties" and each a "Party".

WHEREAS:

A	AN and the Royal Free Hampstead NHS Trust ("RFH") entered into a Third Party Service Level Agreement on 23 September 2016 for the procurement of MSC derived from umbilical cord blood or placenta to be used for research purposes by RFH and specifically, a researcher, Professor Mark W Lowdell (the "RFH Agreement").

B	IMB was established and co-founded in April 2016 by Professor Mark Lowdell, Dr Raymond Joseph Tesi and Mr David Moss. IMB wishes to obtain the Materials for their use in the Field.

C	The Parties have agreed that the Materials are only for use in humans or for human application if approved by the relevant regulatory body and wish to enter into this Agreement to govern their relationship in this matter.

1.	DEFINITIONS

1.1	In this Agreement (unless the context otherwise requires), the following words and phrases shall have the following meanings:

"Affiliates"

means INmune Bio Inc. and any other entity that directly or indirectly Controls, is Controlled by, or is under common Control with IMB (for the purpose of this definition, "Control" shall mean the beneficial ownership of more than 50% of the issued share capital of a company or the legal power to direct or cause the direction of the general management of that company, and Control and Controls shall be construed accordingly);

"ANCBB"	means the Anthony Nolan Cord Blood Bank;

"AN Ethically Approved"	means research which shall be deemed ethically approved by AN if it satisfies the relevant criteria set out in Schedule 2 or is otherwise approved in writing by AN;

"Confidential Information"

means Materials, names or codes used for the Materials and Licensed Products, intellectual property relating to the Materials and Licensed Products; scientific, technical, trade or business information possessed by the receiving Party that is treated by the disclosing Party as confidential or proprietary including but not limited to techniques, methodologies, procedures, tests, equipment, research results, clinical protocols, data reports, know-how, sources of supply, research and business plans and developments, irrespective of the media in which such information is contained or disclosed, and whether or not labelled or identified as confidential;

"Derivatives"	means any unmodified product expressed by the original biological material which is isolated or created by or on behalf of IMB or its Affiliates under this Agreement;

"Field"	AN Ethically Approved academic or commercial research which is at pre-clinical stages and which is only for human use if approved by an applicable regulatory body;

"HTA"	means the Human Tissue Authority;

"Licence"	means the licence granted to IMB by AN in clause 2 of this Agreement;

"Licensed Product"

means MSC produced as part of a demonstration batch in accordance with current GLP or GMP, together with any Progeny and any Derivatives from such MSC and/or their progeny whether of similar characteristics of phenotype or otherwise, such MSC having been obtained from the Materials;

"Licensed Product IP"	has the meaning given to it in clause 5.1;

"Materials"

means the quantity of twenty-five (25) umbilical cord tissue samples that were obtained by ANCBB in the ordinary course of ANCBB's operations and supplied by AN to RFH under the RFH Agreement and any MSC, Derivatives or Progeny created by RFH from the tissue samples;

"MSC"	means Mesenchymal Stem Cells;

"Net Sales"

means, with respect to the Licensed Product, the gross amount invoiced by IMB or its Affiliates for supplies of Licensed Product or services provided in relation to Licensed Product to third parties, less the following deductions paid, granted or accrued:

(a) bad debts actually written off related to the Licensed Product;

(b) any rebates, volume, trade and cash discounts, and other usual and customary discounts to customers granted and taken in the ordinary course of business;

(c) allowances or credits to customers usually given and not in excess of the selling price of the Licensed Product, on account of rejection, outdating recalls or return of the Licensed Product; and

(d) sales and excise taxes or customs duties and other governmental charges directly related to the sale of the Licensed Product (and not reimbursed) to the extent added to the sales prices and set forth separately as such in the total amount invoiced, and Net Sales shall be determined from the books and records of IMB and/or its Affiliates in accordance with generally accepted accounting principles as consistently applied with respect to sale of the Materials;

"Progeny"	means any unmodified descendent from the original biological material which is isolated or created by or on behalf of IMB or its Affiliates;

"Q&S Regulations"	has the meaning given in clause 3.7;

"Serious Adverse Event"

means any untoward occurrence which may be associated with the procurement, testing, processing, storage or distribution of tissue or cells intended for human application and which, in relation to a donor of tissue or cells intended for human application, or a patient of tissue or cells:

(a) might lead to the transmission of a communicable disease, to death or life-threatening, disabling or incapacitating conditions; or

might result in, or prolong, hospitalisation or morbidity; and

"Serious Adverse Reaction"

means an unintended response, including a communicable disease, in a donor of tissue or cells intended for human application or a patient of tissue or cells, which may be associated with the procurement or human application of tissue or cells and which is fatal, life-threatening, disabling, incapacitating or which results in, or prolongs, hospitalisation or morbidity.

2.	LICENCE

2.1	Subject to clause 2.2 and 2.3, AN grants to IMB an exclusive licence to:

(a)	use, process, test and store the Materials and Licensed Product;

(b)	produce Licensed Product, including the creation of Derivatives and Progeny from Materials in accordance with current GMP or GLP;

(c)	supply Licensed Product to third parties and to provide services in relation to such Licensed Product to third parties; and

(d)	sub-licence its rights under paragraphs (a) to (c) above to Affiliates and to third party service providers it or its Affiliates contract in writing with to provide services to IMB or its Affiliates in connection with the exercise of such rights, in each case only for the Field (the "Licence").

2.2	AN shall be entitled to licence and supply other cord blood and cord tissue samples, other than the Materials, to third parties for purposes similar to the Licence.

2.3	IMB acknowledges that the Materials form part of a research project with the University College London for the process development of a cord blood derived mesenchymal stromal cell bank.

2.4	IMB shall ensure that in all agreements with third parties for the supply and/or licence of Licensed Product it flows through to such third parties all applicable obligations, including compliance with consents, confidentiality, field restrictions and regulatory obligations.

2.5	Notwithstanding clause 2.4, IMB shall provide to AN all of IMB's form agreements for the supply and licence to third Parties of Licensed Product. AN reserves the right to review and notify IMB of any changes required to such template agreements to reflect AN's rights and IMB's obligations under this Agreement.

3.	SUPPLY OF MATERIALS AND THE RESEARCH

3.1	AN screened the Materials serologically for (i) anti-HIV1 and HIV 2 antibodies; (ii) anti- HepB core antibody; (iii) anti-HepC IgG antibody; (iv) HTLV 1 & 2; and (v) syphilis, within 30 days of the harvest. AN will provide these results to IMB in writing on request.

3.2	IMB undertakes to produce, store, supply and commercialise the Licensed Product only in accordance with the Licence and the terms of this Agreement and applicable law.

3.3	The licence granted in clause 2 of this Agreement is conditional upon the necessary arrangements being put in place between IMB and RFH for RFH to hold the Materials and Licensed Product to the order of IMB. IMB will confirm to AN when such arrangements have been made.

3.4	The Materials are from fully validated donors consistent with what is required for cord blood donation and for each donor, consent has been obtained in accordance with the Cord Blood Consent Form attached as Schedule 1. IMB shall ensure that in respect of the Materials and Licensed Product, it complies with and that all its Affiliates, sub-licensees and service providers comply with all stipulations set out in the consent form and any other stipulations which are notified by AN arising from donor consent. The Materials have been given unique randomised identifiers which can be used to link the Materials and Licensed Product back to its donor. No donor identifiable data will be made available by AN to IMB at any time.

3.5	IMB shall and shall procure that its Affiliates shall comply with all laws and regulations applicable to the handling of the Materials and Licensed Product and its use, storage, transportation, exportation and supply including but not limited to all applicable laws, regulations and codes of conduct relating to use of samples of human origin and all laws and regulations relating to the protection of any personal information or data of any human subject that the Materials and Licensed Product were derived from. IMB will produce, store and supply all Licensed Products in a HTA licensed facility (or a facility which holds an equivalent licence as set by the HTA within the relevant jurisdiction) and those manufactured for clinical trial as an advanced therapy medicinal product in an appropriately accredited facility.

3.6	IMB shall notify AN of all suspected or actual Serious Adverse Events or Serious Adverse Reactions and any other event which has effected the donor, Licenced Product and/or patient outcome within 24 hours of [it being observed or notified to IMB].

3.7	Without prejudice to the generality of clause Error! Reference source not found., the Parties acknowledge that the European Union Tissues and Cells Directives 2004/23/EC, 2006/17/EC and 2006/86/EC are transcribed into UK law by the Human Tissue (Quality and Safety for Human Application) Regulations 2007 (the "Q&S Regulations"). The Q&S Regulations carry certain standards which must be met and are described in the Guide to Quality and Safety Assurance of Human Tissue and Cells for Patient Treatments as implemented by HTA Directions 003/2010.

3.8	IMB acknowledges that AN are not required to replace lost or damaged Materials or any Materials deemed to be unfit for use for the Field.

3.9	AN shall have the right (but not the obligation) to be acknowledged as the supplier of the Materials in any publication made by IMB, its Affiliates or sub-licensees based on the results of research conducted in connection with the Licensed Product.

4.	FINANCIALS PAYMENT

4.1	In consideration for the provision of the Materials, IMB shall pay to AN £200 plus VAT (if applicable) for each umbilical cord tissue sample IMB and related Licensed Product IMB receives pursuant to this Agreement. Such payment shall be made to AN within 30 days of the Effective Date.

4.2	In consideration of the rights granted hereunder, and subject to the terms and conditions of this Agreement, IMB shall pay to AN a royalty of 2% of Net Sales.

4.3	Materials and Licensed Product supplied by IMB or its Affiliates to a third party user free of all charges in the course of research and clinical trial programmes will not be subject to the royalty in clause 4.2, provided that such arrangements are made on an arm's length basis.

4.4	IMB shall make royalty payments to AN within sixty (60) days after the end of each calendar quarter, and each payment shall be accompanied by a report for that calendar quarter setting out: (i) the applicable country or region in which Net Sales occurred; (ii) the gross sales for the Licensed Product in each such country or region; (iii) the Net Sales for the Licensed Product for each such country or such region; and (iv) the amount of royalties payable to AN for the Licensed Product in each such country or such region, as well as the computation thereof. Said reports shall be kept confidential by AN and not disclosed to any other party, other than AN’s accountants which shall be obligated to keep such information confidential, and such information and reports shall only be used for purposes of this Agreement. Said reports shall be sent to the Head of Corporate Programme at AN by registered post and email.

4.5	Each payment hereunder shall be made by electronic transfer in immediately available funds via either a bank wire transfer or any other means of electronic funds transfer, at IMB’s election, to such bank account as AN shall designate in writing to IMB at least five (5) business days before the payment is due.

4.6	IMB shall, and shall cause its Affiliates to, keep accurate books and records setting forth the, gross sales of each Licensed Product in the Field, Net Sales of each such Licensed Product, amounts payable hereunder to AN for all Licensed Product and other information reasonably required to verify the calculation of payments made under clause 4.3, provided that nothing in this clause 4.5 shall require IMB to keep or create books, records or reports IMB would not typically keep for the purpose of determining and reporting royalties or profit sharing arrangements. IMB shall permit AN or its financial representatives to examine such books and records at any reasonable time, upon reasonable notice, but not more than once during each twelve (12)-month period and no later than two (2) years following the rendering of a quarterly report. AN shall bear the cost of any such examination and review; unless that examination shows an underpayment of royalties of more than five percent (5%) of the amount due for the applicable period, in which case IMB shall promptly reimburse AN for all costs incurred in connection with such examination. IMB shall promptly pay to AN the amount of any underpayment of royalties revealed by an examination.

5.	INTELLECTUAL PROPERTY

5.1	IMB shall promptly and in any case within 30 days after becoming aware of any Licensed Product IP fully disclose in writing to AN any and all such Licensed Product Intellectual Property (whether patentable or not). For the purposes of this Agreement "Licensed Product IP" shall include any and all intellectual property developed, conceived and/or reduced to practice by or on behalf of IMB or its Affiliates, alone or jointly with others, in exercising it rights under the Licence. Any such disclosure shall be sent by registered post and e-mail to the Head of Corporate Programme at AN in writing to the address set out at the beginning of this Agreement.

5.2	Any Licensed Product IP, howsoever made and whomsoever made by, shall be solely owned by IMB. IMB shall grant to AN a perpetual, world-wide, non-exclusive, royalty-free, fully paid up licence to use the Licensed Product IP for any purpose.

5.3	IMB shall not engage in any activities or use any third party facilities or third party intellectual property in exercising its rights under the Licence that could result in claims of ownership over the Materials or any intellectual property in the Materials by such third party.

6.	IMB STEERING GROUP

6.1	AN shall appoint a representative to attend the bi-annual meetings of IMB's Steering Group, such person to be notified to IMB from time to time.

6.2	The Parties will agree separately the terms of reference for the Steering Group.

7.	CONFIDENTIALITY

7.1	Each Party undertakes that it shall keep confidential all Confidential Information of the other Party, and shall not use the same for any purpose other than exercising its rights and meeting its obligations under this Agreement. A Party shall not disclose or permit the disclosure of the other Party's Confidential Information in any format or medium to any third party (save as provided in clauses 7.2 and 7.3) without the prior written consent of the other Party. Each Party acknowledges that at all times the other Party is and shall remain the sole owner of the Confidential Information.

7.2	The provisions of clause 7.1 shall not apply to:

(a)	any Confidential Information which is in, or enters into the public domain otherwise than as a result of any breach of this Agreement;

(b)	any Confidential Information already in the possession of the receiving Party at the time of disclosure by the other Party as evidence by the receiving Party's written record; and/or

(c)	any Confidential Information obtained from a third party who is free to disclose it.

7.3	The receiving Party may disclose Confidential Information only to the extent required by law, by any governmental or other regulatory authority or by a court or other authority of competent jurisdiction provided that, to the extent it is legally permitted to do so, it gives the disclosing Party as much notice of such disclosure as possible and, where notice of disclosure is not prohibited and is given in accordance with this clause 7.3, it takes into account the reasonable requests of the disclosing Party in relation to the content of such disclosure.

7.4	Each Party shall only disclose Confidential Information of the other Party to those of its employees and its Affiliates who are directly involved in the performance of obligations pursuant to this Agreement, and shall ensure that such employees and Affiliates are aware of and comply with these obligations as to confidentiality. Any approved disclosure of Confidential Information to third parties shall be subject to confidentiality undertakings no less onerous than those set out in this Agreement.

7.5	The obligations of the Parties as to disclosure and confidentiality shall come into effect from the Effective Date and shall continue in force so long as such information remains confidential in nature.

8.	DATA PROTECTION

8.1	The Materials are from fully validated donors consistent with what is required for cord blood donation and for each donor, consent has been obtained in accordance with the Cord Blood Consent Form attached as Schedule 1.

8.2	IMB shall ensure that in respect of the Materials and Licensed Product, it complies with and that all its Affiliates, sub-licensees and service providers comply with all stipulations set out in the consent form and any other stipulations which are notified by AN arising from donor consent.

8.3	In accordance with clause 3.4, no donor identifiable information will be made available by AN to IMB at any time.

8.4	Each Party shall comply with its obligations under data privacy laws, including the Data Protection Act 1998 (the "DPA") and the EU General Data Privacy Regulation when effective.

9.	WARRANTY AND INDEMNITIES

9.1	IMB acknowledges that the Materials and Licensed Products are supplied on an as-is-basis. AN gives no warranty, express or implied

(a)	as to their fitness for purpose for use for the Field;

(b)	notwithstanding clause 3.1, that the Materials do not contain pathogens or otherwise; or

(c)	that the use of the Materials or Licensed Products in the Field or otherwise does not or will not infringe the intellectual property right of any third party.

9.2	AN shall have no liability to IMB, whether in contract, tort or otherwise, in relation to the transfer and supply of the Materials to IMB, the exercise by IMB or by any other person of any rights under the Licence in respect of the Materials or Licensed Product, or the consequences of the exercise of such rights, or in relation to the decisions of the Steering Group to the maximum extent permitted under applicable law.

9.3	IMB shall indemnify and hold harmless AN from and against all claims and losses arising from such transfer, supply or exercise of the Licence, or resulting from the decisions of the Steering Group, including without limitation claims and losses arising from:

(a)	injury to IMB's employees and third parties;

(b)	infringement of third party intellectual property rights; and

(c)	use of the Materials and Licensed Product within or outside the scope of this Agreement, except that IMB shall not be liable for indirect or consequential loss, damages, claims or demands arising out of this Agreement.

9.4	IMB, its affiliates and any third party to which IMB sub-licences its rights under clause 2.1(d), shall effect and maintain an insurance policy with reputable insurers in respect of the indemnities contained herein and shall, if requested, provide AN with a certificate from its insurers confirming that the insurance is in force and that the premiums have been paid.

10.	NOTICES

10.1	Any notice give to a party under or in connection with this Agreement shall be in writing and shall be delivered by hand or by pre-paid first-class post or other next working day delivery service at its registered office (if a company) or its principal place of business (in any other case).

10.2	Any notice given under this Agreement shall be marked for the attention of the individual of the receiving Party specified below, or to such other individual as may be notified by that Party from time to time:

(a)	In the case of AN: The Director of Finance and Resources copied to the In-House Legal; and

(b)	in the case of IMB, David Moss, Chief Financial Officer of IMB.

10.3	Any notice shall be deemed to have been received:

(a)	if delivered by hand, on signature of a delivery receipt or at the time the notice is left at the proper address;

(b)	if sent by pre-paid first-class post or other next working day delivery service, at 9.00 am on the second business day after posting.

10.4	This clause does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

10.5	A notice given under this Agreement is not valid if sent by email.

11.	TERM AND TERMINATION

11.1	This Agreement shall commence on the Effective Date and terminate after ten (10) years unless earlier terminated in accordance with this clause 11 ("Term"). The Parties may agree to extend the Term by both Parties' written consent.

11.2	Either IMB or AN may terminate this Agreement on thirty (30) days prior written notice to the other Party if that other Party material breaches any term of this Agreement and such breach (to the extent it is remediable) is not remedied with thirty (30) days of a written request to the other Party to do so.

11.3	AN may terminate the Licence on written notice to IMB in respect of specified Materials and related Licensed Product if a donor withdraws consent to the continued use of such Material and related Licensed Product. In such circumstances, IMB shall cease to exploit its rights under the Licence in respect of the specified Material within eight weeks of receipt of the notice from AN.

11.4	Upon termination or expiry of this Agreement, all of IMB's rights to use the Materials and Licensed Product shall end. IMB shall immediately:

(a)	return to AN any AN Confidential Information; and

(b)	return to AN, or certify the destruction and disposal (such certification to be signed by a director of IMB), the Materials and Licensed Product in IMB's possession or control.

11.5	The provisions of clauses 1, 4.2, 4.4, 4.5, 4.6, 7, 8.2, 9.2, 9.3, 10, 11.4, 12.5 and 13 shall survive the expiration or termination of this Agreement for any reason.

12.	MISCELLANEOUS

12.1	This Agreement embodies and sets forth the entire agreement and understanding of the Parties and supersedes all prior oral or written agreements understandings or arrangements relating to the Materials.

12.2	This Agreement shall not be amended, modified, varied or supplemented except in writing signed by duly authorised representatives of the Parties.

12.3	The Parties agree that this Agreement and all rights and obligations hereunder will not be assigned, licensed, sub-licensed, mortgaged or otherwise transferred unless agreed to in writing by AN.

12.4	Nothing in this Agreement is intended to create a partnership or joint venture or legal relationship of any kind that would impose liability upon one Party for the act or failure to act of another Party, or to authorise a Party to act as agent for another.

12.5	If any part of this Agreement is found by a court to be invalid or unenforceable, it will be deemed modified to the extent necessary to allow enforcement, and all other portions of this Agreement not so modified will remain in full force and effect.

12.6	This Agreement may be executed in one or more counterparts, each of which will be deemed an original document. All such separate counterparts will constitute only one and the same Agreement.

13.	GOVERNING LAW AND JURISDICTION

This Agreement and any matter arising from or in connection with it shall be governed by and construed in accordance with English law. Each Party irrevocably agrees to submit to the exclusive jurisdiction of the English courts over any claim or matter arising from or in connection with this Agreement.

[Signature pages to follow]

AS WITNESS the Parties or their duly authorised representatives have signed this Agreement the day and year first before written:

ANTHONY NOLAN:	INMUNE BIO INTERNATIONAL LTD:

By:	By:
Name: Prof. Alejandro Madrigal	Name: RJ Tesi MD
Title: Scientific Director	Title: Managing Director

SCHEDULE 1: ANTHONY NOLAN CORD BLOOD CONSENT FORM

CORD BLOOD
CONSENT FORM

Cord blood bank label here

saving the lives of people with blood cancer

HELLO, LIFESAVER. HELLO, LIFESAVER'S MUM.

Thank you for agreeing to donate your baby's cord blood. You and your baby's generosity could save a life! Please fill in the form and sign the consent and return it to the cord blood collection team so we can go ahead and you can concentrate on your own little lifesaver.

FULL NAME ____

HOSPITAL NUMBER ________________ MATERNAL DATE OF BIRTH ________________ EDD ____________

BY VOLUNTEERING TO TAKE PART IN THE DONATION PROGRAMME, I AM AGREEING TO

Tick if you agree or cross if you do not agree

☐ 1. **After the birth of my baby, allow blood and tissue to be taken from the umbilical cord and placenta and blood samples and blood samples taken from me to be tested and frozen for transplantation and/or cell therapy.**

☐ 2. **After the birth of my baby, allow blood and tissue to be taken from the umbilical cord and placenta and blood samples and blood samples taken from me to be tested and frozen for research.**
If the samples are not suitable for transplantation they will only be used for research which has been approved by the relevant and appropriate Ethics Committee

DECLARATION

Please tick all statements

☐ 1. I have a copy of 'Each New Life Could Change Another' Consent Leaflet and have read and agree to the procedures described in the contents.

☐ 2. I understand that the cord blood and cells derived from the umbilical cord and placenta may be used for transplantation and/or cell therapy in any patient. The donor and patient details will remain anonymous.

☐ 3. I agree to be told the results of any blood test

☐ 4. I agree to Anthony Nolan holding my personal details in order to administer the Anthony Nolan Register and processing this information in accordance with the Data Protection Act 1998.

☐ 5. I understand that my consent does NOT guarantee collection.

☐ 6. I understand that there is no financial gain to myself or my baby.

☐ 7. I understand that I have the right at any time, unless the sample has been used in either a clinical or research application, to withdraw my consent and have the cord removed from the storage bank. Consequently the linkage between me and the cord blood donation will remain in place.

☐ 8. I understand that if the cord blood donated is not suitable for transplantation it may be used for ethically approved research (potentially this may be research involving animals and/or the commercial biomedical sector). The samples collected and stored for research purposes will be used in human biomedical research projects only.

☐ 9. I have been given the opportunity to ask questions and all have been answered to my satisfaction. I will be given a copy of this form.

SIGNATURE OF DONOR

Following the birth of my baby, I willingly agree to donate the blood from the cord and placenta, blood samples from myself and any necessary tissue.

Name ________________ **Signature** ________________ **Date** ________ **Time** ________

SIGNATURE OF CONSENTOR

I have explained the donation programme to the donor/mother while referring to crib sheet DOC 1612 and answered all relevant questions. I believe that she understands the information described and freely gives consent.

Name ________________ **Signature** ________________ **Date** ________ **Time** ________

CONSENT REAFFIRMATION

N.B. This section only needs to be signed by the donating mother if the collection is more than 24 hours after the consent, or was taken by a different collector. In exceptional circumstances this section can be signed by a healthcare professional, if the mother is not well enough. I confirm that since I gave my consent by signing above, I have:

- Not performed any activities that might increase my risk of exposure to infectious diseases,
- Not travelled outside of the UK,
- Not had any new medical diagnoses related to myself, the baby or my immediate family

(If any of the above DO apply, please delete by crossing out, still sign where indicated below, and write details at the bottom of this page with an explanation e.g. have since been on holiday to Turkey)

Name ________________ **Signature** ________________ **Date** ________ **Time** ________

YOUR PRIVACY

We value your support and promise to respect your privacy. We (and our subsidiary company Anthony Nolan Trading Ltd) manage the information we gather and keep in line with the Data Protection Act (1998). We will use this information to help our relationship with you as a member of the Anthony Nolan register and keep in touch with you about our work as a fundraising charity, blood stem cell register and scientific research institute. If you do not want to receive this information please tick this box ☐. We will not give your details to anyone else without your consent, unless this is essential to carry out our work, or if we are required to by law. You can find more details about how we use your information at **anthonynolan.org**

Version 3.0
Authorised by: Roger Horton

DOC3237
Page 1 of 3

Date of issue: 04/01/2017
Author: Judith Gorton

SSFCB 0417

1237CB_BWConsentForm_1pp_A4_2017_v2.indd 1 04/04/2017 15:06

SCHEDULE 2: AN ETHICALLY APPROVED CRITERIA

Anthony Nolan has an obligation under the consent agreement with the donating mothers to ensure the materials are only provided to projects that we deem to be ethical. Under this agreement materials may be sub-licensed to a third party or third party supplier if the conditions of use comply with the following approval criteria.

Cord Blood/Tissue, derived cells, progeny or derivative may be supplied and used in research projects if conducted in accordance with the following conditions:

•	The research project should be within the fields of medical or biomedical research.

•	IMB should be satisfied that the research has been subject to scientific critique, is appropriately designed in relation to its objectives and (with the exception of student research below doctoral level) is likely to add something useful to existing knowledge.

•	IMB should be satisfied that the use of the Materials complies with the terms of the donor consent (schedule 1).

•	Materials will not be released to any project requiring further data or tissue from donors

•	Materials will not be used in any other research procedures.

•	A supply agreement must be in place with the researcher to ensure storage, use and disposal of the Materials in accordance with the HTA Codes of Practice

IMB should be satisfied that the use of the materials complies with local regulation

Where the use of the materials is for a clinical indication IMB should be satisfied that the treatment is approved and where applicable licensed for the indication.

IMB should be satisfied that the materials are provided to reputable researchers and/or clinicians.

Materials will not be provided to research or clinical indications from the following

•	Cosmetic enhancement or testing

Materials will only be provided within US, Canada and Europe unless explicitly agreed by Anthony Nolan